Exhibit 99.1

CONTACT:	John Hyre
614-289-5157
John.Hyre@cvgrp.com
FOR IMMEDIATE RELEASE
Commercial Vehicle Group to Close Seattle, WA Operations
New Albany, Ohio, May 22, 2007 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) announced today that it will close its Seattle, Washington manufacturing facility and transfer operations by the end of December 2007. This repositioning is designed to improve CVG’s customer service and strengthen the Company’s long-term competitive position.
CVG’s Seattle operation produces interior trim products for heavy-duty trucks and marine products for Original Equipment Manufacturers (OEMs). The work currently performed at the Seattle facility will be distributed to existing CVG plants in the United States.
The decision to close the Seattle facility and redistribute the work was the result of a long-term analysis of changing market requirements, including the consolidation of product lines and closer proximity to customer operations. The closure of the Seattle facility will cause the elimination of approximately 115 jobs by the end of 2007.
“The decision to close the Seattle operation was not easy. This action was taken after serious consideration of our alternatives and the long-term implications for our entire Company,” said Jerry Armstrong, president of CVG Global Truck. “We have contacted the employees as well as government and community leaders to explain the situation and why this step was necessary. We regret the impact which this action will have on our Seattle employees and their families and we will work hard to assist them during this difficult time and transition in their lives,” added Armstrong.
The costs associated with the restructuring plan include facility exit, contractual costs, personnel-related costs and the write-down of certain assets. The Company estimates that the total restructuring charge to be incurred related to this plan will be approximately $3.2 million.
The Company estimates it will record charges incurred in connection with the restructuring of approximately $1.7 million during the quarter ending June 30, 2007, including approximately $0.4 million of non-cash expense related to the write-down of certain assets; and approximately $1.2 million of costs incurred and recorded during the six month period ending December 31, 2007. The Company believes that cash expenditures incurred subsequent to the quarter ending December 31, 2007 will approximate $0.3 million in facility exit and other contractual costs.
The Company anticipates a 2008 pre-tax annual savings of approximately $1.9 million from the closure.
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About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, molded products, cabinetry and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. Commercial Vehicle Group is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about Commercial Vehicle Group and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements are indicated by words such as “expect,” “estimate” or similar expressions. In particular, this press release contains forward-looking statements about management estimates of the charges expected to be incurred with the closure of the Seattle facility and the nature of charges to be incurred. These statements are based upon information available to management as of the date hereof. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including, but not limited to, higher than expected closure expenses, a delay in implementation of the closure and other risks and uncertainties described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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